UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHECULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (ADMENDMENT NO. 1)*


                           NATIONAL AUTO CREDIT INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 6329000-10-6
--------------------------------------------------------------------------------
                                (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).


                                 SCHEDULE 13G
CUSIP NO. 6329000-10-6                                               PAGE 2 OF 6
--------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ACADEMY CAPITAL MANAGEMENT          74-2411461

--------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY



--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS

--------------------------------------------------------------------------------
          NUMBER OF          (5) SOLE VOTING POWER
           SHARES                                                  1,498,350
        BENEFICIALLY          -------------------------------------------------
          OWNED BY           (6) SHARED VOTING POWER
           EACH
         REPORTING            --------------------------------------------------
          PERSON             (7) SOLE DISPOSITIVE POWER
           WITH:                                                   1,498,350
                              --------------------------------------------------
                             (8) SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   1,498,350
--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                        5.2%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                         IA
--------------------------------------------------------------------------------

Item 1(a).       Name of Issuer:

                 National Auto Credit, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 30000 Aurora Road
                 Solon, CA  44139

Item 2(a).       Name of Persons Filing:

                 Academy Capital Management

Item 2(b).       Address of Principal Business Office or, if none, Residence:

                 500 North Valley Mills Drive
                 Suite 208
                 Waco, Texas  76710

Item 2(c).       Citizenship

                 Academy Capital Management is a Texas corporation.

Item 2(d).       Title and Class of Securities:

                 Common Stock

Item 2(e).       CUSIP Number

                 6329000-10-6

                                                                     PAGE 3 OF 6

Item 3. If this statement is filed pursuant to Rules 13d-1 (b), or 13d-2 (b), check whether the person filing is a:

                 (a) [ ] Broker or Dealer registered under Sec. 15 of the Act
                 (b) [ ] Bank as defined in Sec. 3(a)(6) of the Act
                 (c) [ ] Insurance Company as defined in Sec. 3(a)(19) of the
                         Act
                 (d) [ ] Investment Company registered under Sec. 8 of the
                         Investment Company Act
                 (e) [x] Investment Advisor registered under Sec. 203 of the
                         Investment Advisers Act of 1940
                 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(ii)(F)
                 (g) [ ] Parent Holding Company, in accordance with Sec.
                         240.13d-1(b)(ii)(G) (Note: See Item 7)
                 (h) [ ] Group, in accordance with Sec. 240.13d-1(b)(ii)(H)

Item 4.  Ownership (as of December 31, 1998)

                 (a) Amount Beneficially Owned:  See Item 9 of cover pages
                 (b) Percent of Class:  See item 11 of cover pages
                 (c) Number of shares as to which such person has:
                   (i) Sole power to vote or to direct the vote:
                   (ii) Shared power to vote or to direct the vote:
                   (iii) Sole power to dispose or to direct the disposition of:
                   (iv) Shared power to dispose or to direct the disposition of:


         See Items 5 - 8 of cover pages


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.  Ownerhsip of More Than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 11, 1999

                                     ACADEMY CAPITAL MANAGEMENT



                                     By: /s/ Joel Adam
                                     --------------------------
                                     Name: Joel Adam
                                     Title: President